Exhibit 99.1

JPMorgan Chase & Co. 270 Park Avenue, New York, NY 10017-2070 NYSE symbol: JPM

www.jpmorganchase.com

News release: IMMEDIATE RELEASE
JPMORGAN CHASE REPORTS RECORD NET INCOME OF $3.5 BILLION,

OR $0.99 PER SHARE, FOR THE SECOND QUARTER OF 2006
•	Investment Bank generates record fees and solid markets results

•	Results benefit from low consumer and wholesale credit losses

•	Strong Card Services earnings on continued low bankruptcy losses

•	Asset & Wealth Management and Treasury & Securities Services post record revenue and earnings driven by strong underlying growth

•	Retail Financial Services generates growth in checking accounts, credit cards and mortgage originations
New York, July 19, 2006 — JPMorgan Chase & Co. (NYSE: JPM) today reported 2006 second-quarter net income of $3.5 billion, or $0.99 per share, compared with net income of $1.0 billion, or $0.28 per share, for the second quarter of 2005. The comparison with the prior year benefited from the absence of a litigation reserve charge of $1.2 billion after-tax, or $0.33 per share. Results for the quarter included the following items, all of which are included in the Corporate segment results:

($ millions)	Pre-tax	After-tax
Private Equity Gains	$549	$340
Material Litigation Insurance Recoveries	260	161
Gain on Sale of MasterCard Shares in IPO	103	64
Merger Costs	(86)	(53)
Treasury Portfolio Repositioning	($492)	($305)

Jamie Dimon, Chief Executive Officer, said, “This quarter we posted record earnings driven by positive momentum across the firm, with almost all of our businesses generating growth in key production metrics and volumes due to continued investments in sales staff, products, branches and systems. Earnings also benefited from the extremely favorable consumer and wholesale credit environment, which is not expected to continue. Our Investment Bank generated record fees, including record debt and equity underwriting fees and good markets results. In addition, we saw continued progress in the Corporate segment. Firmwide expenses reflect our ongoing progress in funding growth through disciplined expense management.”
Dimon added that the firm is on target to complete the New York Tri-State retail conversion during the third quarter of this year, noting that “customers are already seeing the benefits of refurbished branches, more ATMs and upgraded systems. Once this conversion is complete, we will redirect resources to converting The Bank of New York branches that we are acquiring. We expect to close this transaction in the fourth quarter, with rebranding and systems conversion completed in the second quarter of 2007. We remain very excited by this opportunity to strategically expand our New York Tri-State franchise and to provide added convenience for our customers.”

Investor Contact:	Julia Bates	Media Contact:	Joe Evangelisti
	(212) 270-7318		(212) 270-7438

JPMorgan Chase & Co.
News Release
In the discussion of the business segments and JPMorgan Chase below, information is presented on a managed basis. Managed basis starts with GAAP results and includes the following adjustments: for Card Services and the firm as a whole, the impact of credit card securitizations are excluded; and for each line of business and the firm as a whole, net revenue is shown on a tax-equivalent basis. For more information about managed basis, as well as other non-GAAP financial measures used by management to evaluate the performance of each line of business, see Notes 1 and 2 (page 13).
The following discussion compares the second quarter of 2006 with the second quarter of 2005 unless otherwise noted.
INVESTMENT BANK (IB)

Results for IB				1Q06		2Q05
($ millions)	2Q06	1Q06	2Q05	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$4,184	$4,699	$2,760	($515)	(11%)	$1,424	52%
Provision for Credit Losses	(62)	183	(343)	(245)	NM	281	82
Noninterest Expense	2,946	3,191	2,181	(245)	(8)	765	35
Net Income	$839	$850	$611	($11)	(1%)	$228	37%

Discussion of Results:
Net income of $839 million increased by $228 million, or 37%, compared with the prior year. Earnings growth reflected strong Fixed Income Markets results and record investment banking fees, partially offset by higher performance-based compensation and a reduced benefit from the provision for credit losses. Compared with the prior quarter, net income was down slightly, reflecting lower revenue, primarily related to lower Equity Markets results, offset by reduced expenses and a benefit from the provision for credit losses.
Net revenue was $4.2 billion, up by $1.4 billion, or 52%, from the prior year, and down 11% from the record results in the prior quarter. Investment banking fees of $1.4 billion were a record, up 42% from the prior year, driven by record fees in both equity and debt underwriting. Advisory fees of $352 million were flat compared with strong performance in the prior year. Debt underwriting fees of $652 million were up 30% driven by record bond underwriting fees, partially offset by lower loan syndication fees. Equity underwriting fees of $364 million were up by $260 million, reflecting strong performance across all regions. Fixed Income Markets revenue of $2.0 billion was up 43% due to stronger performance across essentially all products. Equity Markets revenue of $528 million improved from a weak prior-year quarter, reflecting strength in equity commissions. Credit Portfolio revenue of $251 million was down 15%, primarily reflecting lower gains from loan workouts and loan sales.
The provision for credit losses was a benefit of $62 million, as compared with a benefit of $343 million in the prior year and a $183 million cost in the prior quarter. The $62 million benefit reflects portfolio activity and stable credit quality.
Noninterest expense was $2.9 billion, up 35% from the prior year, primarily due to higher performance-based compensation. Compared with the prior quarter, noninterest expense was down 8%, benefiting from lower performance-based compensation and lower incremental expense related to SFAS 123R.

JPMorgan Chase & Co.
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Highlights Include:
•
Ranked #1 in Global Syndicated Loans, #2 in Global Long-Term Debt, #2 in Global Debt, Equity and Equity-Related and #3 in Global Announced M&A, year-to-date June 30, 2006, based on volume, according to Thomson Financial.

•	Average loans retained of $59.0 billion were up by $5.3 billion from the prior quarter.
•
Allowance for loan losses to average loans was 1.76% for the current quarter, down from 2.31% in the prior year; nonperforming assets were $525 million, down 45% from the prior year and up 8% from the prior quarter.

•	Return on Equity was 16% on $21 billion of allocated capital.
RETAIL FINANCIAL SERVICES (RFS)

Results for RFS				1Q06		2Q05
($ millions)	2Q06	1Q06	2Q05	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$3,779	$3,763	$3,799	$16	—%	($20)	(1%)
Provision for Credit Losses	100	85	94	15	18	6	6
Noninterest Expense	2,259	2,238	2,126	21	1	133	6
Net Income	$868	$881	$980	($13)	(1%)	($112)	(11%)

Discussion of Results:
Net income of $868 million was down by $112 million, or 11%, from the prior year. The decrease reflected a $131 million reduction in Mortgage Banking offset partially by growth in Regional Banking and in Auto Finance. Compared with the prior quarter, which included the benefit from the seasonal tax-refund anticipation business, net income was down slightly.
Net revenue decreased slightly to $3.8 billion compared with the prior year. Net interest income of $2.6 billion was flat, as the benefit of higher deposit and loan balances in Regional Banking was offset by narrower spreads earned on loans and deposits in Regional Banking and Mortgage Banking, as well as by lower auto loan and lease balances. Noninterest revenue of $1.2 billion was down by $28 million, or 2%, driven by lower MSR risk management results in Mortgage Banking, which were down by $222 million compared with the prior year. This decrease was offset primarily by increases in Regional Banking fee income, mortgage production revenue and automobile operating lease income.
The provision for credit losses totaled $100 million, up by $6 million from the prior year, reflecting higher loan balances in Regional Banking. Credit trends were stable across all businesses.
Noninterest expense of $2.3 billion increased by $133 million, or 6%, a result of ongoing investments in the retail distribution network, the acquisition of Collegiate Funding Services late in the first quarter of 2006, and higher depreciation expense on owned automobiles subject to operating leases. These increases were partially offset by merger-related and other operating efficiencies.

JPMorgan Chase & Co.
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Regional Banking net income totaled $764 million, up by $2 million from the prior year. Net revenue of $3.1 billion increased by $111 million, or 4%. Results reflected growth in deposits, home equity and mortgage loans, as well as higher deposit-related fees and credit card sales. These increases were offset partially by narrower spreads earned on loans and deposits. While credit trends were stable, the provision for credit losses of $70 million increased by $7 million, or 11%, due to higher loan balances. Expenses of $1.7 billion were up by $85 million, or 5%, from the prior year. The increase was due to investments in the retail distribution network and the acquisition of Collegiate Funding Services in the first quarter, partially offset by merger savings and operating efficiencies. Compared with the prior quarter, which included the benefit from the seasonal tax-refund anticipation business, net income was up 1%.
Highlights Include:
•	Checking accounts grew by 136,000 to 9.1 million during the quarter and were up by 568,000 from the prior year.
•
Average total deposits increased to $187.8 billion, up 7% from the prior year and up 2% from the prior quarter. End of period total deposits were $187.9 billion, up 8% from the prior year and down 1% from the prior quarter.

•	Branch sales of credit cards increased by 119% from the prior year and 60% from the prior quarter.
•	Overhead ratio (excluding amortization of core deposit intangible) increased to 53% from 52% in the prior year and was down from 54% in the prior quarter.
•	Number of branches increased to 2,660, up by 121 from the prior year and up by 22 from the prior quarter.
•
Average mortgage loans of $47.1 billion increased 2%; period-end mortgage loans were $48.6 billion. Average home equity loans of $76.2 billion increased by 10%; period-end home equity loans were $77.8 billion.

•	Home equity loan originations of $14.0 billion were down 11% from the prior year and up 20% from the prior quarter.
•	Net charge-off rate was 0.19%, down from 0.21% in the prior year.
•	Sale of the insurance business was completed in July 2006.
Mortgage Banking net loss was $7 million, compared with net income of $124 million in the prior year. Net revenue was $318 million, down by $186 million from the prior year. Revenue comprises production revenue and net mortgage servicing revenue. Production revenue was $202 million, up by $58 million, reflecting higher gain-on-sale margins. Net mortgage servicing revenue was $116 million, down by $244 million from the prior year. This decline was primarily related to: MSR risk management revenue of negative $55 million (including $38 million in losses on the sale of available-for-sale securities), down by $222 million from the prior year, reflecting a fully hedged position during the current quarter; a decline of $68 million in other changes in MSR fair value; and an increase in loan servicing revenue of $46 million on a 14% increase in third-party loans serviced. Noninterest expense was $329 million, up by $23 million, or 8%.
Highlights Include:
•	Mortgage loan originations of $36.5 billion were up 17% from the prior year and up 26% from the prior quarter.
•	Total third-party mortgage loans serviced were $497 billion, an increase of $59 billion, or 14%, from the prior year.

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Auto Finance net income of $111 million was up by $17 million, or 18%, from the prior year. The increase was driven by wider loan spreads on lower loan and lease balances. After adjusting for the impact of increased depreciation expense on owned automobiles subject to operating leases, expenses were down slightly as operating efficiencies offset increased costs related to higher production volumes.
Highlights Include:
•	Average loan receivables were $40.3 billion, down by $6.7 billion, or 14%, from the prior year and down by $0.9 billion, or 2%, from the prior quarter.
•	Average lease-related assets of $4.4 billion declined by $2.5 billion, or 36%.
•	The net charge-off rate was 0.43% compared with 0.37% in the prior year.
CARD SERVICES (CS)

Results for CS(a)				1Q06		2Q05
($ millions)	2Q06	1Q06	2Q05	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$3,664	$3,685	$3,886	($21)	(1%)	($222)	(6%)
Provision for Credit Losses	1,031	1,016	1,641	15	1	(610)	(37)
Noninterest Expense	1,249	1,243	1,383	6	—	(134)	(10)
Net Income	$875	$901	$542	($26)	(3%)	$333	61%

(a)
As a result of the integration of the Chase Merchant Services and Paymentech merchant processing businesses into a joint venture, beginning in the fourth quarter of 2005, net revenue, noninterest expense and pre-tax income have been reduced to reflect the deconsolidation of Paymentech (no periods prior to the fourth quarter of 2005 have been adjusted to reflect the deconsolidation). The deconsolidation of Paymentech has no impact on net income.

Discussion of Results:
Net income of $875 million was up by $333 million, or 61%, from the prior year. Results were driven by a lower provision for credit losses, due to significantly lower bankruptcy filings and the release of $90 million of provision related to Hurricane Katrina.
To illustrate underlying business trends, the following discussion of Card Services’ performance assumes for periods prior to the fourth quarter of 2005 that the deconsolidation of Paymentech had occurred as of the first quarter 2005. The effect of the deconsolidation would have reduced net managed revenue, primarily noninterest revenue, and noninterest expense, but would not have had any impact on net income for such periods.
End-of-period managed loans of $139.3 billion increased by $2.0 billion, or 1%, from the prior year and by $5.0 billion, or 4%, from the prior quarter. Average managed loans of $137.2 billion increased by $2.0 billion, or 1%, from the prior year, but decreased $836 million, or 1%, from the prior quarter. The current quarter included average managed and end-of-period managed loans of $2.1 billion from the acquisition of the Sears Canada credit card business (acquired in the fourth quarter of 2005), as well as $1.2 billion of average managed loans and $1.6 billion of end-of-period managed loans from the acquisition, in the current quarter, of the Kohl’s private label portfolio. Compared with the prior year, both average managed and end-of-period managed loans were negatively affected by higher customer payment rates. Management believes that contributing to the higher payment rates are the new minimum payment rules and a higher proportion of customers in rewards-based programs.

JPMorgan Chase & Co.
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Net managed revenue was $3.7 billion, down by $76 million, or 2%, from the prior year. Net interest income of $3.0 billion was down slightly from the prior year. The primary driver was narrower spreads on loans as the managed net interest margin of 8.66% was down from 8.83% in the prior year, offset partially by a 1% increase in average managed loan balances from the prior year. Noninterest revenue of $702 million was down by $66 million, or 9%, due to higher volume-driven payments to partners, higher expense related to reward programs and lower securitization gains, partially offset by increased interchange income related to a 12% increase in charge volume.
The managed provision for credit losses was $1.0 billion, down by $610 million, or 37%, from the prior year. This decrease was due to lower bankruptcy-related losses, strong underlying credit quality, and the release of $90 million of provision relating to Hurricane Katrina. Compared with the prior quarter, the managed provision for credit losses increased by $15 million, or 1%, primarily due to higher bankruptcy-related charge-offs, partially offset by the release of provision relating to Hurricane Katrina. The managed net charge-off rate for the quarter decreased to 3.28%, down from 4.87% in the prior year and up from 2.99% in the prior quarter. The 30-day managed delinquency rate was 3.14%, down from 3.34% in the prior year and up from 3.10% in the prior quarter.
Noninterest expense of $1.2 billion was flat from the prior year. Merger savings, other efficiencies and the absence of a litigation charge incurred in the prior year were offset by the acquisition of the Sears Canada credit card business and Kohl’s private label portfolio, higher marketing spending and by increased fraud-related losses.
Highlights Include:
•	Pre-tax income to average managed loans (ROO) was 4.05%, up from 2.56% in the prior year, but down from 4.19% in the prior quarter.
•	Net interest income as a percentage of average managed loans was 8.66%, down from 8.83% in the prior year and 8.85% in the prior quarter.
•	Net accounts opened during the second quarter were 24.6 million, including 21 million accounts from the Kohl’s acquisition.
•	Charge volume of $84.4 billion increased by $8.8 billion, or 12%, from the prior year.
•	Merchant processing volume of $166.3 billion increased by $25.1 billion, or 18%, and total transactions of 4.5 billion increased by 672 million, or 18%, from the prior year.
•	Signed three new relationships with business card and affinity group partners and renewed partner relationships including AOL, LLC and Countrywide Financial.
•	Completed the acquisition of the Kohl’s private label portfolio with $1.6 billion of receivables and 21 million accounts on April 21.

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COMMERCIAL BANKING (CB)

Results for CB				1Q06		2Q05
($ millions)	2Q06	1Q06	2Q05	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$949	$900	$868	$49	5%	$81	9%
Provision for Credit Losses	(12)	7	142	(19)	NM	(154)	NM
Noninterest Expense	496	498	469	(2)	—	27	6
Net Income	$283	$240	$157	$43	18%	$126	80%

Discussion of Results:
Net income was $283 million, up by $126 million, or 80%, from the prior year. The increase was driven by a lower provision for credit losses and higher revenue.
Net revenue was $949 million, up by $81 million, or 9%, from the prior year. Net interest income was $675 million, up by $59 million, or 10%, due to wider spreads on higher liability balances and increased loan balances, partially offset by narrower loan spreads. Noninterest revenue was $274 million, up by $22 million, or 9%, from the prior year due to higher other income. Compared with the prior quarter, noninterest revenue was up by $41 million, or 18%, primarily due to increased investment banking revenue.
Each business within Commercial Banking grew revenue over the prior year. Middle Market Banking revenue was $634 million, an increase of $43 million, or 7%, primarily due to higher treasury services and investment banking revenue. Mid-Corporate Banking and Real Estate revenues increased 16% and 14%, respectively, primarily due to increases in treasury services revenue.
Provision for credit losses was a benefit of $12 million compared with a cost of $142 million in the prior year. The provision for credit losses in the prior year was related primarily to refinements in the data used to estimate the allowance for credit losses.
Noninterest expense was $496 million, up by $27 million, or 6%, from the prior year, primarily due to higher compensation expense.
Highlights Include:
•	Average loan balances of $52.4 billion were up by $4.6 billion, or 10%, from the prior year and up by $1.6 billion, or 3%, from the prior quarter.
•	Average liability balances of $72.6 billion were up by $7.4 billion, or 11%, from the prior year, and up by $1.8 billion, or 3%, from the prior quarter.
•
Nonperforming loans declined by $209 million, or 48%, from the prior year and increased by $23 million, or 11%, from the prior quarter. The allowance for loan losses to average loans was 2.68%, compared with 3.02% in the prior year.

•	Overhead ratio was 52%, compared with 54% in the prior year.
•	Gross investment banking revenue was $186 million, up by $36 million, or 24%, from the prior year and up by $72 million, or 63%, from the prior quarter.
•	Ranked #1 in Asset-Based Lending, year-to-date June 30, 2006, according to Loan Pricing Corporation.

JPMorgan Chase & Co.
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TREASURY & SECURITIES SERVICES (TSS) (a)

Results for TSS				1Q06		2Q05
($ millions)	2Q06	1Q06	2Q05	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$1,588	$1,485	$1,417	$103	7%	$171	12%
Noninterest Expense	1,050	1,048	1,090	2	—	(40)	(4)
Net Income	$316	$262	$188	$54	21%	$128	68%

(a)
On April 8, 2006, the firm announced the exchange of select Corporate Trust businesses, including trustee, paying agent, loan agency services and document management, for the consumer, small business and middle market banking businesses of The Bank of New York. These Corporate Trust businesses, which were previously reported in Treasury & Securities Services, have been deemed discontinued operations. The related balance sheet and income statement activity has been transferred to the Corporate segment for all periods presented.

Discussion of Results:(see note (a) above)
Net income was a record $316 million, up by $128 million, or 68%, from the prior year. Earnings benefited from higher revenue, due to wider spreads on higher average liability balances and the absence of prior-year charges of $58 million (after-tax) related to the termination of a client contract.
Net revenue was a record $1.6 billion, up by $171 million, or 12%, from the prior year. Noninterest revenue was $1.0 billion, up by $96 million, or 10%. The improvement was due primarily to an increase in assets under custody to $11.5 trillion, which was driven by market value appreciation and new business. Also contributing to the improvement was growth in foreign exchange, securities lending and ADRs, all of which were driven by a combination of increased product usage by existing clients and new business. Net interest income was $543 million, up by $75 million, or 16%, primarily resulting from wider spreads on higher average liability balances.
Treasury Services net revenue of $702 million was flat. Worldwide Securities Services net revenue of $886 million grew by $173 million, or 24%. TSS firmwide net revenue, which includes Treasury Services net revenue recorded in other lines of business, grew to $2.2 billion, up by $241 million, or 12%. Treasury Services firmwide net revenue grew to $1.3 billion, up by $68 million, or 5%.
Noninterest expense was $1.1 billion, down by $40 million, or 4%. The decrease was due to the absence of $93 million in charges taken in the second quarter of 2005 related to the termination of a client contract, partially offset by higher compensation expense related to higher headcount supporting increased client activity and business growth.

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     Highlights Include:
•	Pre-tax margin(2) was 32%, up from 20% in the prior year and 28% from the prior quarter.
•	Average liability balances were $194 billion, an increase of 26%.
•	Assets under custody increased to $11.5 trillion, up 19%.
•	U.S. dollar ACH transactions originated increased 17%, and U.S. dollar clearing volumes increased 10%.
•	Significant new client relationships included:
• Investment operations for Threadneedle Investments
• Hedge fund operations for Henderson Global Investors with $2 billion in assets
• Supplier finance service with Lloyds TSB Commercial Finance
• Global custody appointments for Federal Home Loan Mortgage Corporation with over $700 billion in assets and Nordea Asset Management in Luxembourg with $28 billion in assets
ASSET & WEALTH MANAGEMENT (AWM)

Results for AWM				1Q06		2Q05
($ millions)	2Q06	1Q06	2Q05	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$1,620	$1,584	$1,343	$36	2%	$277	21%
Provision for Credit Losses	(7)	(7)	(20)	—	—	13	65
Noninterest Expense	1,081	1,098	917	(17)	(2)	164	18
Net Income	$343	$313	$283	$30	10%	$60	21%

Discussion of Results:
Net income was a record $343 million, up by $60 million, or 21%, from the prior year. Performance was driven by increased revenue offset partially by higher compensation expense.
Net revenue was a record $1.6 billion, up by $277 million, or 21%, from the prior year. Noninterest revenue, principally fees and commissions, of $1.4 billion was up by $303 million, or 28%. This increase was due primarily to increased assets under management and higher performance and placement fees. Net interest income was $248 million, down by $26 million, or 9%, from the prior year, primarily due to narrower deposit spreads and the sale of BrownCo in the fourth quarter of 2005, partially offset by higher deposit and loan balances.
Private Bank client segment revenue grew 15% from the prior year to $469 million due to higher deposit balances, increased placement activity and management fees, partially offset by narrower deposit spreads. Institutional client segment revenue grew 43% to $449 million due to net asset inflows and higher performance fees. Retail client segment revenue grew 23% to $446 million, primarily due to net asset inflows, partially offset by the sale of BrownCo. Private Client Services client segment revenue decreased 1% to $256 million, due to narrower deposit and loan spreads, partially offset by higher deposit and loan balances.
Assets under supervision were $1.2 trillion, up 11%, or $120 billion, from the prior year, net of a $33 billion reduction due to the sale of BrownCo. Assets under management were $898 billion, up 15%, or $115 billion, from the prior year. The increase was the result of net asset inflows driven by retail flows from third-party distribution, primarily in equity-related products, institutional flows in liquidity products and market appreciation. Custody, brokerage,

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administration and deposit balances were $315 billion, up by $5 billion, net of a $33 billion reduction from the sale of BrownCo.
Provision for credit losses was a $7 million benefit compared with a benefit of $20 million in the prior year. The prior year benefit in the provision for credit losses related primarily to refinements in the data used to estimate the allowance for credit losses.
Noninterest expense of $1.1 billion was up by $164 million, or 18%, from the prior year. The increase was due to higher performance-based compensation and increased salaries and benefits related to business growth and incremental expense related to SFAS 123R, partially offset by the sale of BrownCo.
Highlights Include:
•	Pre-tax margin(2) was 34%, up from 33% in the prior year.
•	Assets under Supervision were $1.2 trillion, up 11%, or $120 billion, from the prior year, net of a $33 billion reduction due to the sale of BrownCo.
•	Assets under Management were $898 billion, up 15%, or $115 billion, from the prior year.
•	Average loans of $25.8 billion were down 3% from the prior year, primarily due to a $3.0 billion reduction in loans as a result of the sale of BrownCo.
•	Average deposits of $51.6 billion were up 27% from the prior year, net of a $3.5 billion reduction in deposits as a result of the sale of BrownCo.
CORPORATE(a)

Results for Corporate				1Q06		2Q05
($ millions)	2Q06	1Q06	2Q05	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	($66)	($407)	($368)	$341	84%	$302	82%
Provision for Credit Losses	—	—	1	—	NM	(1)	NM
Noninterest Expense	155	332	2,632	(177)	(53)	(2,477)	(94)
Income from Continuing Operations	(40)	(420)	(1,824)	380	90	1,784	98
Income from Discontinued Operations (after-tax)	56	54	57	2	4%	(1)	(2%)
Net Income (Loss)	$16	($366)	($1,767)	$382	NM	$1,783	NM

(a)
On April 8, 2006, the firm announced the exchange of select Corporate Trust businesses, including trustee, paying agent, loan agency services and document management, for the consumer, small business and middle market banking businesses of The Bank of New York. These Corporate Trust businesses, which were previously reported in Treasury & Securities Services, have been deemed discontinued operations. The related balance sheet and income statement activity is reflected in the Corporate segment for all periods presented.

Discussion of Results:(see note (a) above)
Net income was $16 million compared with a net loss of $1.8 billion in the prior year. In comparison to the prior year, Private Equity earnings were $293 million, up from $122 million; Treasury net loss was $347 million compared with a net loss of $324 million; and the net gain in Other Corporate was $14 million compared with a net loss of $1.6 billion.
Net revenue was negative $66 million compared with negative $368 million in the prior year. Net interest income was negative $355 million compared with negative $775 million in the prior year. Treasury was the primary driver of the improvement, with net interest income of negative $104 million compared with negative $473 million, benefiting primarily from an improvement in Treasury’s net interest spread and an increase in available-for-sale securities. Noninterest

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revenue was $289 million compared with $407 million, reflecting $492 million of securities losses in Treasury compared with gains of $6 million; higher Private Equity gains of $549 million compared with gains of $300 million; and a gain in the current quarter of $103 million related to the sale of MasterCard shares in its initial public offering.
Noninterest expense was $155 million, down by $2.5 billion from $2.6 billion in the prior year and down by $177 million from the prior quarter. Insurance recoveries relating to certain material litigation were $260 million in the current period and $98 million in the prior quarter, while the prior year results included a material litigation charge of $1.9 billion. Merger costs of $86 million were incurred in the current quarter, $71 million in the prior quarter and $279 million in the prior year. Excluding all of these items, noninterest expenses would have been down by $152 million compared with the prior year and down by $30 million from the prior quarter. These decreases were due to merger-related savings and other operating efficiencies.
On April 8, 2006, the firm announced the exchange of select Corporate Trust businesses, including trustee, paying agent, loan agency services and document management, for the consumer, small business and middle market banking businesses of The Bank of New York. These Corporate Trust businesses, which were previously reported in Treasury & Securities Services, have been deemed discontinued operations. The related balance sheet and income statement activity is reflected in the Corporate segment for all periods presented. During the current quarter, these businesses produced $56 million in net income compared with net income of $57 million in the prior year.
Highlights Include:
•
Private Equity portfolio was $5.6 billion, down from $6.4 billion in the prior year and down from $6.3 billion in the prior quarter. The portfolio represented 8.3% of stockholders’ equity less goodwill, down from 10.3% in the prior year and 9.7% in the prior quarter.

JPMORGAN CHASE (JPM)(a)(b)

Results for JPM				1Q06		2Q05
($ millions)	2Q06	1Q06	2Q05	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$15,718	$15,709	$13,705	$9	—%	$2,013	15%
Provision for Credit Losses	1,054	1,280	1,517	(226)	(18)	(463)	(31)
Noninterest Expense	9,236	9,648	10,798	(412)	(4)	(1,562)	(14)
Income from Continuing Operations	3,484	3,027	937	457	15	2,547	272
Income from Discontinued Operations (after-tax)	56	54	57	2	4	(1)	(2)
Net Income	$3,540	$3,081	$994	$459	15%	$2,546	256

(a)
On April 8, 2006, the firm announced the exchange of select Corporate Trust businesses, including trustee, paying agent, loan agency services and document management, for the consumer, small business and middle market banking businesses of The Bank of New York. These Corporate Trust businesses, which were previously reported in Treasury & Securities Services, have been deemed discontinued operations. The related balance sheet and income statement activity has been transferred to the Corporate segment for all periods presented.

(b)	Presented on a managed basis see Note 1 (Page 13) for further explanation of managed basis.
Discussion of Results:(see notes (a) (b) above)
Net income was a record $3.5 billion, up by $2.5 billion, compared with $994 million in the prior year. The increase in earnings was driven by higher managed revenue; lower expenses, which

JPMorgan Chase & Co.
News Release
benefited from the absence of a $1.9 billion material litigation charge in the prior year; and a lower managed provision for credit losses.
Net managed revenue was $15.7 billion, up by $2.0 billion, or 15%, from the prior year. Noninterest revenue of $9.0 billion was up by $2.0 billion, or 28%, primarily due to the following: higher principal transactions revenue; increased asset management, administration and commissions revenue; and higher investment banking fees. Partially offsetting this growth were higher securities losses primarily in the Corporate segment, lower Mortgage Banking risk management results, and the deconsolidation of Paymentech. Net interest income was $6.7 billion, up by $49 million, or 1%, due to an improvement in the Corporate segment’s net interest spread, higher balances related to consumer deposits and wholesale loans, and wider spreads on higher wholesale liability balances. This increase was offset partially by narrower spreads on trading-related assets, consumer loans and consumer deposits.
The managed provision for credit losses was $1.1 billion, down by $463 million, or 31%, from the prior year. The wholesale provision for credit losses was a benefit of $77 million for the quarter compared with a benefit of $218 million in the prior year. The $77 million benefit reflects portfolio activity and stable credit. The wholesale loan net recovery rate was 0.05% for the quarter, compared with a net recovery rate of 0.16% in the prior year. The total consumer managed provision for credit losses was $1.1 billion, $604 million lower than the prior year, primarily due to lower bankruptcy-related net charge-offs and the release of $90 million of provision relating to Hurricane Katrina in Card Services. The firm had total nonperforming assets of $2.4 billion at June 30, 2006, down by $448 million, or 16%, from the prior-year level of $2.8 billion.
Noninterest expense was $9.2 billion, down by $1.6 billion, or 14%, from the prior year. Excluding in the current year, insurance recoveries relating to certain material litigation of $260 million, incremental expense of $106 million from SFAS 123R and $86 million of merger costs, and excluding in the prior year, a material litigation charge of $1.9 billion and $279 million of merger costs, noninterest expense would have been up by $657 million. The increase was driven by higher performance-based compensation and acquisitions, offset partially by the deconsolidation of Paymentech and operating efficiencies.
     Highlights Include:
•	Tier 1 capital ratio was 8.5% at June 30, 2006 (estimated), 8.5% at March 31, 2006, and 8.2% at June 30, 2005.
•
During the quarter, $746 million of common stock was repurchased, reflecting 17.7 million shares purchased at an average price of $42.24 per share. Year-to-date, $2.0 billion of common stock was repurchased, reflecting 49.5 million shares purchased at an average price of $41.14 per share.

•	As of June 30, 2006, a total of $888 million, or 21.1 million shares, have been purchased under the $8 billion share purchase program approved on March 21, 2006.
•	Headcount of 172,423 increased by 1,636 since March 31, 2006.

JPMorgan Chase & Co.
News Release
Merger and other financial information
•
Merger savings and cost: For the quarter ended June 30, 2006, approximately $610 million of merger savings have been realized, which is an annualized rate of $2.4 billion. Management estimates that annualized savings will be approximately $2.8 billion by the end of 2006. Management continues to estimate that annual merger savings of approximately $3.0 billion will be achieved. Merger costs of $86 million were expensed during the second quarter of 2006, bringing the total amount incurred to $3.3 billion (including capitalized costs) since the merger announcement. Management previously estimated that total merger costs would be $4.0 billion to $4.5 billion; management currently expects total merger costs will be approximately $4.0 billion. The remaining merger costs are expected to be incurred by the end of 2007.

•
FASB Statement No. 123R (“Share-Based Payment”): JPMorgan Chase adopted Statement of Financial Accounting Standards No. 123 (Revised 2004), (“Share-Based Payment”) as of January 1, 2006, under the modified prospective method. SFAS 123R requires that stock compensation granted to retirement-eligible employees be fully expensed at, or prior to, the time of grant rather than amortized over the vesting period. As a result of the adoption of SFAS 123R in the first quarter of 2006, the firm expensed the full amount of the compensation expense associated with grants of restricted stock made in January 2006 to retirement-eligible employees. In addition, during the first quarter of 2006, the firm began to accrue the estimated cost of grants expected to be awarded in January 2007 to retirement-eligible employees. The total incremental expense recorded in the first quarter of 2006 was $459 million. During the second quarter of 2006 incremental expense of $106 million was recorded. Awards granted to retirement-eligible employees prior to January 1, 2006, have not been accelerated and will continue to be amortized over the original vesting periods. The firm estimates that the expense related to the adoption of SFAS 123R for the remaining quarters of 2006 will be approximately $110 million of incremental costs per quarter. The incremental expenses incurred during 2006 are non-cash charges and represent accelerated recognition of costs that would have been incurred in future periods.

Notes:
1.
In addition to analyzing the firm’s results on a reported basis, management analyzes the firm’s and the lines’ of business results on a managed basis, which is a non-GAAP financial measure. The firm’s definition of managed basis starts with the reported U.S. GAAP results and includes the following adjustments: First, for Card Services and the firm, managed basis excludes the impact of credit card securitizations on total net revenue, the provision for credit losses, net charge-offs and loan receivables. JPMorgan Chase uses the concept of “managed receivables” to evaluate the credit performance and overall financial performance of the underlying credit card loans, both sold and not sold: as the same borrower is continuing to use the credit card for ongoing charges, a borrower’s credit performance will affect both the loan receivables sold under SFAS 140 and those not sold. Thus, in its disclosures regarding managed loan receivables, JPMorgan Chase treats the sold receivables as if they were still on the balance sheet in order to disclose the credit performance (such as net charge-off rates) of the entire managed credit card portfolio. Second, managed revenue (noninterest revenue and net interest income) for each of the segments and the firm is presented on a tax-equivalent basis. Accordingly, revenue from tax-exempt securities and investments that receive tax credits are presented in the managed results on a basis comparable to taxable securities and investments. This methodology allows management to assess the comparability of revenue arising from both taxable and tax-exempt sources. The corresponding income tax impact related to these items is recorded within income tax expense. See page 6 of JPMorgan Chase’s Earnings Release Financial Supplement (second quarter 2006) for a reconciliation of JPMorgan Chase’s income statement from a reported to managed basis.

2.
Pre-tax margin represents income before income tax expense divided by total net revenue, which is, in management’s view, a comprehensive measure of pre-tax performance derived by measuring earnings after all costs are taken into consideration. It is, therefore, another basis by which management evaluates the performance of TSS and AWM against that of competitors.

JPMorgan Chase & Co.
News Release
JPMorgan Chase & Co. (NYSE: JPM) is a leading global financial services firm with assets of $1.3 trillion and operations in more than 50 countries. The firm is a leader in investment banking, financial services for consumers, small business and commercial banking, financial transaction processing, asset and wealth management, and private equity. A component of the Dow Jones Industrial Average, JPMorgan Chase serves millions of consumers in the United States and many of the world’s most prominent corporate, institutional and government clients under its JPMorgan and Chase brands. Information about the firm is available at www.jpmorganchase.com.
JPMorgan Chase will host a conference call today at 9:00 a.m. (Eastern time) to review second-quarter financial results. Investors can call (800) 810-0924 (domestic) / (913) 981-4900 (international), access code 3555847; or listen via live audio webcast. The live audio webcast and presentation slides will be available on www.jpmorganchase.com under Investor Relations, Investor Presentations. A replay of the conference call will be available beginning at 1:00 p.m. (Eastern time) on July 19, 2006, through midnight, Friday July 28, 2006 (Eastern time), at (888) 203-1112 (domestic) or (719) 457-0820 (international) access code 3555847. The replay also will be available on www.jpmorganchase.com. Additional detailed financial, statistical and business-related information is included in a financial supplement. The earnings release and the financial supplement are available on the JPMorgan Chase Internet site www.jpmorganchase.com.
This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of JPMorgan Chase’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Factors that could cause JPMorgan Chase’s results to differ materially from those described in the forward-looking statements can be found in the firm’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, and in the 2005 Annual Report on Form 10-K for the year ended December 31, 2005, filed with the Securities and Exchange Commission and available at the Securities and Exchange Commission’s Internet site (http://www.sec.gov).

JPMORGAN CHASE & CO. CONSOLIDATED FINANCIAL HIGHLIGHTS (in millions, except per share, ratio and headcount data)

	QUARTERLY TRENDS						YEAR-TO-DATE
					2Q06 Change				2006 Change
	2Q06		1Q06	2Q05	1Q06	2Q05	2006	2005	2005
SELECTED INCOME STATEMENT DATA
Total Net Revenue	$14,940		$15,043	$12,548	(1)%	19%	$29,983	$26,001	15%
Provision for Credit Losses (a)	493		831	587	(41)	(16)	1,324	1,014	31
Noninterest Expense	9,236		9,648	10,798	(4)	(14)	18,884	20,637	(8)

Income from Continuing Operations (after-tax)	3,484		3,027	937	15	272	6,511	3,143	107
Income from Discontinued Operations (after-tax) (b)	56		54	57	4	(2)	110	115	(4)
Net Income	3,540		3,081	994	15	256	6,621	3,258	103

Per Common Share:
Income from Continuing Operations - Basic	$1.00		$0.87	$0.27	15	270	$1.87	$0.89	110
Net Income Per Share - Basic	1.02		0.89	0.28	15	264	1.91	0.93	105

Income from Continuing Operations - Diluted	$0.98		$0.85	$0.26	15	277	$1.82	$0.88	107
Net Income Per Share - Diluted	0.99		0.86	0.28	15	254	1.85	0.91	103

Cash Dividends Declared Per Share	0.34		0.34	0.34	-	-	0.68	0.68	-
Book Value Per Share	31.89		31.19	29.95	2	6	31.89	29.95	6
Closing Share Price	42.00		41.64	35.32	1	19	42.00	35.32	19

Common Shares Outstanding:
Weighted-Average Diluted Shares Outstanding	3,572.2		3,570.8	3,548.3	-	1	3,571.5	3,559.0	-
Common Shares Outstanding at Period-end	3,470.6		3,473.0	3,514.0	-	(1)	3,470.6	3,514.0	(1)

SELECTED RATIOS:
Return on Common Equity (“ROE”) (c)	13%		12%	4%			12%	6%
Return on Equity-Goodwill (“ROE-GW”) (c) (d)	22		20	6			21	11
Return on Assets (“ROA”) (c) (e)	1.06		1.00	0.34			1.03	0.56
Tier 1 Capital Ratio	8.5	(h)	8.5	8.2
Total Capital Ratio	12.0	(h)	12.1	11.3

SELECTED BALANCE SHEET DATA (Period-end)
Total Assets	$1,328,001		$1,273,282	$1,171,283	4	13	$1,328,001	$1,171,283	13
Wholesale Loans	178,215		164,799	149,588	8	19	178,215	149,588	19
Consumer Loans	276,889		267,282	266,437	4	4	276,889	266,437	4
Deposits (f)	593,716		584,465	534,640	2	11	593,716	534,640	11
Common Stockholders’ Equity	110,684		108,337	105,246	2	5	110,684	105,246	5

Headcount	172,423		170,787	168,708	1	2	172,423	168,708	2

LINE OF BUSINESS EARNINGS
Investment Bank	$839		$850	$611	(1)	37	$1,689	$1,939	(13)
Retail Financial Services	868		881	980	(1)	(11)	1,749	1,968	(11)
Card Services	875		901	542	(3)	61	1,776	1,064	67
Commercial Banking	283		240	157	18	80	523	388	35
Treasury & Securities Services	316		262	188	21	68	578	387	49
Asset & Wealth Management	343		313	283	10	21	656	559	17
Corporate (g)	16		(366)	(1,767)	NM	NM	(350)	(3,047)	89

Net Income	$3,540		$3,081	$994	15	256	$6,621	$3,258	103

(a)	Second quarter 2006 includes a $90 million release of provision related to Hurricane Katrina in Card Services.

(b)	The Firm has announced the exchange of a portion of the corporate trust business for the consumer, small-business and middle-market banking businesses of The Bank of New York. The Corporate Trust business to be sold includes trustee, paying agent, loan agency services and document management but excludes the American Depositary Receipts, escrow and commercial paper businesses. As a result of the announced sale of the corporate trust business, the results of operations of this business are being reported as discontinued operations for each of the periods presented.

(c)	Based on annualized amounts.

(d)	Net income applicable to common stock divided by Total average common equity (net of goodwill). The Firm uses return on equity less goodwill, a non-GAAP financial measure, to evaluate the operating performance of the Firm. The Firm utilizes this measure to facilitate comparisons to competitors.

(e)	Represents Net income divided by Total average assets.

(f)	June 30, 2006 excludes deposits of $26.5 billion that have been reclassified to Liabilities of discontinued operations held-for-sale.

(g)	Includes the after-tax impact of discontinued operations, material litigation reserve (recovery) and Merger costs.

(h)	Estimated.